EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Amy Factor	Donald C. Weinberger
Arbios Systems, Inc.	Andria Arena (Media)
(973) 377-7665	Wolfe Axelrod Weinberger Associates LLC
amy@arbios.com	(212) 370-4500; Fax (212) 370-4505
don@wolfeaxelrod.com

ARBIOS ANNOUNCES $6.61 MILLION PRIVATE PLACEMENT
OF COMMON STOCK AND WARRANTS

LOS ANGELES, CA - January 12, 2005 - Arbios Systems, Inc. (OTC: ABOS) announced today that the Company has entered into definitive agreements with investors relating to a private placement of $6.61 million through the sale of 2,991,812 shares of common stock and warrants to purchase 1,495,906 shares of additional common stock. The shares of common stock were sold at a price of $2.21 per share, and the warrants are exercisable for a period of five years at a price of $2.90 per share. The Company has agreed to file a registration statement with the SEC for the resale of common stock within 30 days. Rodman & Renshaw was the placement agent for this transaction.

Arbios plans to use the net proceeds of this transaction to start and complete a pilot clinical trial for SEPETTM, a novel blood purification therapy employing selective plasma filtration, and for the SEPETTM pivotal trial which is scheduled to begin later in 2005. In addition, the Company will be preparing for a Phase III clinical trial for HepatAssist-2™, which is currently scheduled to begin in 2006. HepatAssist-2™, is a liver cell therapy and sorbent-based plasma filtration technology, integrated into a proprietary BAL (Bioartificial Liver) system.

The Company also announced that Richard W. Bank, a fund manager with the lead investor in this financing transaction, has resigned from the Company’s board of directors effective January 15, 2005. Dr. Rozga stated, “We appreciate Dick Bank’s wise counsel as a board member and wish him well in his future endeavors.”

About Arbios

Arbios Systems, Inc. is a biomedical device company that, through its wholly-owned subsidiary, Arbios Technologies, Inc., is engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of acute liver failure. Arbios’ products in development include SEPETTM, a novel blood purification therapy employing selective plasma filtration therapy, HepatAssist-2™, a bioartificial liver based on technology recently acquired from Circe Biomedical, Inc., and LIVERAID TM, a bioartificial liver in which liver cell therapy and sorbent-based hemodiafiltration are integrated in the company’s proprietary three-compartment cartridge with fiber-in-fiber geometry.

At present no effective direct treatment for liver failure is available, and patients must receive a liver transplant or endure prolonged hospitalization with a significant mortality rate. However, only a small percentage of liver failure patients receive a transplant due to shortage of donor livers. Further, many patients cannot be transplanted because of alcohol or drug abuse, infection, cancer, cardiovascular disease, etc. There is, therefore, an urgent need for artificial means of liver assistance to facilitate recovery from liver failure without a transplant.

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This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the ability of Arbios to complete the development of its products, the uncertainty related to the results of the clinical tests to be conducted by the company, the need for subsequent substantial additional financing to complete clinical development of its products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could materially affect the company. The company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. SEPET™ and HepatAssist-2™ are trademarks of Arbios Technologies, Inc., the subsidiary of Arbios Systems, Inc.

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